Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax andrewskurthkenyon.com

July 21, 2017

Spark Energy, Inc.

12140 Wickchester Lane, Suite 100

Houston, Texas 77079

Ladies and Gentlemen:

We have acted as special counsel to Spark Energy, Inc., a Delaware Corporation (the “Issuer”), in connection with the offering and sale, from time to time, of the Issuer’s 8.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) having an aggregate offering price of up to $50,000,000 (the “Preferred Shares”) on terms to be determined at the time of the offering and sale thereof. The Preferred Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “SEC”) on October 7, 2016 (Registration No. 333-214023) and declared effective by the SEC on October 20, 2016 (the “Registration Statement”). A prospectus supplement dated July 21, 2017, which together with the prospectus filed with the Registration Statement shall constitute the “Prospectus” is being filed on the date hereof pursuant to Rule 424(b) promulgated under the Securities Act.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Issuer on file with Secretary of State of the State of Delaware, including the Certificate of Designations of Rights and Preferences relating to the Series A Preferred Stock, (ii) the Amended and Restated Bylaws of the Issuer, as certified to us by an officer of the Issuer, (iii) the At-the-Market Issuance Sales Agreement dated July 21, 2017, between the Issuer and FBR Capital Markets & Co., relating to the offer and sale of the Preferred Shares (the “Sales Agreement), and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed, without independent investigation (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies and (e) the authenticity of the originals of such latter documents. We have also assumed that all Preferred Shares will be issued and sold in the manner described in the Prospectus and in accordance with the terms of the Sales Agreement.

ANDREWS KURTH KENYON LLP

Austin  Beijing  Dallas  Dubai  Houston  London  NewYork  Research   Triangle Park  Silicon Valley  The Woodlands  Washington, DC

Our opinions expressed herein are limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, with respect to the Preferred Shares, when (a) the Issuer has taken all necessary action (pursuant to action by the pricing committee of the board of directors of the Issuer) to authorize and approve the issuance by the Issuer of such Preferred Shares, the terms of the offering thereof and related matters and (b) such Preferred Shares have been issued and delivered against payment therefor in accordance with the terms of the Sales Agreement, such Preferred Shares will be validly issued, fully paid and non-assessable.

We consent to the filing by you of this opinion as an exhibit to the Issuer’s Current Report on Form 8-K filed on the date hereof, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ Andrews Kurth Kenyon LLP